Filed under Rule 424(b)(2), Registration Statement No. 333-226651

Preliminary Pricing Supplement No. 233 - Dated Monday, August 10, 2020 (To: Prospectus dated August 7, 2018)

CUSIP	Principal	Selling	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Amount	Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
02006DVK4	[]	100.000%	0.825%	[]	Fixed	1.400%	Monthly	08/15/2023	09/15/2020	$0.97	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 2/15/2021 and Semi-Annually thereafter with 30 Calendar Days Notice.
02006DVL2	[]	100.000%	1.250%	[]	Fixed	1.750%	Monthly	08/15/2025	09/15/2020	$1.22	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 2/15/2021 and Semi-Annually thereafter with 30 Calendar Days Notice.

Ally Financial Inc.

Offering Date: Monday, August 10, 2020 through Monday, August 17, 2020

Trade Date: Monday, August 17, 2020 @ 12:00 PM ET

Settle Date: Thursday, August 20, 2020

Minimum Denomination/Increments:$1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC Number 0235 via RBC Dain Rauscher Inc

Agents: Incapital LLC, Citigroup, RBC Capital Markets, Morgan Stanley, J.P. Morgan, Wells Fargo Advisors, LLC

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

Ally Financial Inc. Ally Financial Term Notes, Series A Prospectus dated August 7, 2018